     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 2001
                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                            LIBERTY MEDIA CORPORATION
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                 84-1288730
   (State or jurisdiction of incorporation             (I.R.S. Employer
              or organization)                        Identification No.)

                            9197 SOUTH PEORIA STREET
                            ENGLEWOOD, COLORADO 80112
                                 (720) 875-5400
          (Address and telephone number of principal executive offices)

                  LIBERTY MEDIA CORPORATION 2000 INCENTIVE PLAN
               (AS AMENDED AND RESTATED EFFECTIVE AUGUST 10, 2001)
                              (Full title of plan)

                                                                          Copy to:
                CHARLES Y. TANABE, ESQ.                            ROBERT W. MURRAY JR., ESQ.
               LIBERTY MEDIA CORPORATION                               BAKER BOTTS L.L.P.
                9197 SOUTH PEORIA STREET                              599 LEXINGTON AVENUE
               ENGLEWOOD, COLORADO 80112                            NEW YORK, NEW YORK 10022
                     (720) 875-5400                                      (212) 705-5000
(Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE


                                                                         PROPOSED
                                                                         MAXIMUM
          TITLE OF EACH CLASS                                         OFFERING PRICE    PROPOSED MAXIMUM
            OF SECURITIES                          AMOUNT TO BE            PER         AGGREGATE OFFERING           AMOUNT OF
           TO BE REGISTERED                         REGISTERED           UNIT (2)            PRICE             REGISTRATION FEE(1)
           ----------------                         ----------           --------            -----             -------------------
SERIES A COMMON STOCK, $ .01 PAR VALUE           89,898,257 shares        $15.65         $1,406,900,000
                                                                                                                   $376,400(3)
SERIES B COMMON STOCK, $.01 PAR VALUE             5,824,000 shares        $16.95            $98,700,000

(1) Estimated solely for purposes of calculating the amount of registration fee in accordance with Rule 457(h) under the Securities Act of 1933 based upon the number of outstanding stock options to purchase shares of AT&T Corp.'s Class A Liberty Media Group common stock, par value $1.00 per share, ad Class B Liberty Media Group common stock, par value $1.00 per share, exercisable at December 31, 2000.

(2) Based upon the average of the high and low prices reported for AT&T's Class A Liberty Media Group common stock and Class B Liberty Media common stock, respectively, on the New York Stock Exchange on February 16, 2001.

(3)  Fee was previously paid on February 21, 2001 with Registration No.
     333-55998.

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

         Note: The document(s) containing the employee benefit plan information required by Item 1 of Part I of this Form and the statement of availability of registrant information and other information required by Item 2 of Part I of this Form will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428(a) under the Securities Act and the requirements of
Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Liberty Media Corporation ("Liberty" or the "Company") will maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) under the Securities Act. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference.

                  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended by Form 10-K/A filed June 12, 2001.

                  (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as amended by Form 10-Q/A filed June 20, 2001.

                  (c) The Company's Current Reports on Form 8-K filed March 7 and June 26, 2001.

                  (d) The description of the Company's Series A common stock and Series B common stock contained in the Company's Registration Statement on Form S-1 (Registration Statement Number 333-55998) (the "S-1") and any amendment or report filed for the purpose of updating such description.

                  (e) The consolidated financial statements and related financial statement schedule of Teligent, Inc., as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000, which appear in the Annual Report on Form 10-K/A for the year ended December 31, 2000 of Teligent, Inc., filed on July 5, 2001. On May 21, 2001, Teligent, Inc. and all of its direct and indirect domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.

         On May 7, 2001, certain subsidiaries and assets of AT&T Corp. which had previously been attributed to AT&T's Liberty Media Group but which had not been previously held by the

Company were contributed to the Company in anticipation of its split off from AT&T. Those subsidiaries and assets, which constitute only a portion of our overall assets, are being accounted for in a manner similar to a pooling of interests and, therefore, the financial statements of the Company for periods prior to the contributions have been restated to include the financial position and results of operations of the contributed assets from the dates of their acquisition by AT&T. Accordingly, the following information is incorporated by reference from the S-1: (1) the information under the captions titled "Capitalization," "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and (2) the following financial statements and notes thereto of the Company and subsidiaries, which have been restated to give effect to the aforementioned contribution: (x) the balance sheets of the Company as of March 31, 2001 and December 31, 2000, and the related consolidated statements of operations and comprehensive earnings, stockholder's equity, and cash flows for the three months ended March 31, 2001 and 2000; and (y) the balance sheets of the Company as of December 31, 2000 and 1999 and the related consolidated statements of operations and comprehensive earnings, stockholder's equity, and cash flows for the year ended December 31, 2000, and the period from March 1, 1999 to December 31, 1999 (Successor periods) and from January 1, 1999 to February 28, 1999 and for the year ended December 31, 1998 (Predecessor periods).

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

         Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL, or
(iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

         Article V, Section E of the Restated Certificate of Incorporation, as amended ("Liberty charter"), of Liberty, provides as follows:

         1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Liberty shall not be liable to Liberty or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of Liberty existing at the time of such repeal or modification.

         2. Indemnification.

                  (a) Right to Indemnification. Liberty shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Liberty or is or was serving at the request of Liberty as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based upon matters which antedate the adoption of this Section E. Liberty shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of Liberty.

                  (b) Prepayment of Expenses. Liberty shall pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

                  (c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by Liberty, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, Liberty shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

                  (d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Liberty charter, Liberty's bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

                  (e) Other Indemnification. Liberty's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

         3. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of this Section E shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable

ITEM 8.  EXHIBITS.

         See Exhibit Index on page II-10.

ITEM 9.  UNDERTAKINGS.

            (a) The Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3)
            of the Securities Act of 1933, as amended;

                    (ii) To reflect in the prospectus any facts or events
            arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to
            the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the issuer's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto, duly authorized, in the City of Englewood, State of Colorado, on August 10, 2001.

                                 LIBERTY MEDIA CORPORATION


                                 By:       /s/ Charles Y. Tanabe
                                          --------------------------------------
                                 Name:    Charles Y. Tanabe
                                 Title:   Senior Vice President, General Counsel
                                          and Secretary

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Y. Tanabe and Robert W. Murray Jr., and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


           Signature                                    Title                                Date
           ---------                                    -----                                ----
/s/ John C. Malone                       Chairman of the Board and Director             August 10, 2001
--------------------------------
John C. Malone

/s/ Robert R. Bennett                    President, Chief Executive Officer             August 10, 2001
--------------------------------         (Principal Executive Officer) and
Robert R. Bennett                        Director

/s/ Gary S. Howard                       Executive Vice President, Chief                August 10, 2001
--------------------------------         Operating Officer and Director
Gary S. Howard

/s/ David J.A. Flowers                   Senior Vice President and Treasurer            August 10, 2001
--------------------------------         (Principal Financial Officer)
David J. A. Flowers

/s/ Christopher W. Shean                 Vice President and Controller                  August 10, 2001
--------------------------------         (Principal Accounting Officer)
Christopher W. Shean

/s/ Paul A. Gould                        Director                                       August 10, 2001
--------------------------------
Paul A. Gould

/s/ Jerome H. Kern                       Director                                       August 10, 2001
--------------------------------
Jerome H. Kern

/s/ Larry E. Romrell                     Director                                       August 10, 2001
--------------------------------
Larry E. Romrell

                                  EXHIBIT INDEX

      EXHIBIT NO.                          DESCRIPTION
      -----------                          -----------
            5        Opinion of Baker Botts L.L.P. as to the legality of the
                     securities being registered.

         23.1        Consent of KPMG LLP.

         23.2        Consent of Baker Botts L.L.P. (included in Exhibit 5).

         23.3        Consent of Ernst & Young LLP.

           24        Power of Attorney (included on pages II-9).